EXHIBIT 6.7

Erfan Ibrahim - Consulting Agreement

THIS AGREEMENT made the 1st day of February 2021 (the “Effective Date”), by and among Clean-Seas, Inc., with its principal place of business at 2711 N Sepulveda Blvd #1051 Manhattan Beach, CA 90266-2725 (“Company”) and Erfan Ibrahim whose address is 5727 W Las Positas Bl, Apt 103, Pleasanton CA 94588 (“Consultant).

WHEREAS, Company hereby offers to retain Consultant as Chief Technical Officer (“CTO”) on the terms and conditions set forth herein and Consultant hereby accepts such contract.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Contract, Duties and Acceptance

1.1	Company hereby retains Consultant as CTO for the Term (as defined in Section 2 hereof) and shall have the usual and customary duties, responsibilities and authority of a Chief Technical Officer, subject to the power of Company’s Chief Executive Officer consistent with the Consultant’s position, to reasonably expand such duties, responsibilities and authority.

1.2	Consultant shall report to the Company’s Chief Executive Officer and shall devote his best efforts and attention to the business and affairs of Company. Consultant shall perform his duties and responsibilities in a diligent and professional manner. Consultant shall devote his contracted time to his duties hereunder except that Consultant may engage in other business and charitable activities provided that such activity will not interfere with Consultant’s duties hereunder or compete with the Company business.

1.3	Consultant hereby accepts such work and agrees to render such services.

2.	Term of Contract

2.1	The term of Consultant’s contract pursuant to this Agreement shall begin on the date hereof and shall terminate on June 30th, 2021. It is the intention of the parties to negotiate in good faith a long-term agreement upon clearance and funding of the to be filed Regulation A Offering under the Securities Act of 1933 (“Reg A”).

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3.	Compensation

3.1	For services to be rendered pursuant to this Agreement, Company agrees to pay Consultant:

(1) 20,000 shares of restricted Byzen Digital, Inc. (“Parent Company”) common stock subject to the restrictions imposed by Rule 144 of the Securities Act of 1933 per month.

(2) A fee of $15,000 per month, payable $7,500 per month in cash and $7,500 per month deferred and payable from the Reg A use of proceeds. Company is paying Consultant this fee for 75 hours per month of contract work at a rate of $200 per hour.

3.2	Company shall pay or reimburse Consultant for reasonable travel and other expenses incurred or paid by Consultant in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time reasonably requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Consultant, and otherwise in accordance with Company procedures from time to time in effect or which were pre-approved in writing in advance.

3.3	During the Term, Consultant shall be entitled to participate in any group insurance, qualified pension, hospitalization, medical health and accident, disability, or similar plan or program of the Company now existing or hereafter established. Notwithstanding anything herein to the contrary, however, Company shall have the right to amend or terminate any such plans or programs.

4.	Termination

4.1	Until funding of the Reg A of at least $2,500,000 the Term and Consultant’s contract hereunder may be terminated by either Company or Consultant at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 15 (fifteen) days advance written notice of any termination of Consultant’s contract. Upon termination of Consultant’s contract during the Term, Consultant shall be entitled to the compensation and benefits described in this Section 4.

4.2	Consultant’s contract hereunder shall terminate automatically upon Consultant’s death or disability during the Term.

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5.	Protection of Confidential Information

5.1	In view of the fact that Consultant’s work as a consultant of Company will bring Consultant into close contact with confidential information of the Company and its affiliates, including matters of a business nature, such as information about costs, profits, markets, sales, and any other information not readily available to the public, and plans for future developments, Consultant agrees during the Term and for a period of one (1) year thereafter, except as may be required to perform Consultant’s duties hereunder or as required by legal process (provided that if Consultant receives legal process with regard to disclosure of such Confidential Information, Consultant shall promptly notify Company and, at Company’ cost and expense, reasonably cooperate with Company in seeking a protective order with respect to such Confidential Information):

	(1)	To keep secret all Confidential Information of Company and its affiliates and not to disclose them to anyone outside of Company, either during or after Consultant’s contract with Company, except with Company’s written consent or for the benefit of Company pursuant to written confidentiality agreements with third parties executed by Company and such third party; and

	(2)	To deliver promptly to Company on termination of Consultant’s contract by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) containing Confidential Information or relating to Company’s and its affiliates’ businesses which Consultant may then possess or have under the Consultant’s control.

	(3)	As used herein, “Confidential Information” shall mean information about Company or any of its business, subsidiaries or Affiliates, and its clients and customers, that is not generally known by the public or to Persons not employed or engaged by Company or any of its subsidiaries or affiliates and that was made known to or learned by Consultant prior to or during the course of his contract by Company or any of its subsidiaries or affiliates and that would not be known to the public but for the direct or indirect actions of, or disclosures by, Consultant. Notwithstanding the foregoing, “Confidential Information” shall not include information that (a) is generally known to the public at the time of disclosure or becomes generally known without any breach of this Agreement by Consultant; (b) is known to Consultant or in Consultant’s possession prior to the Effective Date as shown by Consultant’s files and records as of the date of the disclosure by the Company to Consultant (except for any confidential business information (other than business contacts) provided or disclosed to Consultant prior to the Effective Date by Company or its representatives); (c) becomes known to Consultant through disclosure by sources other than Company or its employees or agents having the legal right to disclose such information who Consultant did not reasonably believe to be bound by a confidentiality agreement with Company or to otherwise be under an obligation to Company not to disclose the Confidential Information; or (d) is independently developed by Consultant without reference to or reliance upon the Confidential Information.

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6.	Ownership of Results of Services:

6.1	Company shall own, and Consultant hereby transfers and assigns to it, all rights of every kind and character throughout the work, in perpetuity, in and to any material and/or ideas written, suggested, or submitted by Consultant hereunder and all other results and proceeds of Consultant’s services hereunder, whether the same consists of literary, dramatic, mechanical or any other form of works, themes, ideas, creations, products, or compositions. Consultant agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Consultant’s services. Notwithstanding the foregoing, the provisions of this Section 6.1, do not apply to any development, invention, material and/or ideas for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Consultant’s own time, unless (a) such development, invention, material and/or idea relates (i) to the business of Company or (ii) results from any work performed by Consultant for Company.

7.	Notices:

7.1	All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to Consultant: 5727 W Las Positas Bl, Apt 103, Pleasanton CA 94588

If to Company: 2711 N Sepulveda Blvd #1051 Manhattan Beach, CA 90266-2725

or as such other addresses as either party may specify by written notice to the other as provided in this Section 7.1.

8.	General

8.1	It is acknowledged that the rights of Company and Consultant under this Agreement are of a special, unique, and intellectual character which gives them a peculiar value, and that a breach of any provision of this Agreement may cause Company or Consultant, as applicable, irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which either party may have in the premises, Company and Consultant specifically agree that Company and Consultant shall be entitled to seek injunctive relief to enforce and protect their respective rights under this Agreement.

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8.2	This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements, and understandings. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event that any compensation or other monies payable hereunder shall be in excess of the amount permitted by any such statute, law, ordinance, or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement.

8.3	No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.4	The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Consultant’s rights and obligations hereunder, may not be assigned by Consultant. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Consultant shall so agree in writing) release Company of liability directly to Consultant for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company. The term “affiliate”, as used in this agreement, shall mean any corporation, firm, partnership, or other entity controlling, controlled by or under common control with Company. The term “control” (including “controlling”, “controlled by”, and “under common control with”), as used in the preceding sentence, shall be deemed to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, firm, partnership, or other entity, whether through ownership of voting securities or by contract or otherwise.

8.5	This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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8.6	This Agreement shall be governed by and construed according to the laws of the State of Nevada applicable to agreements to be wholly performed therein.

8.7	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF, HIMSELF, OR HERSELF AND ITS, HIS OR HER PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEVADA STATE COURT IN THE COUNTY OF CLARK OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE COUNTY OF CLARK IN THE STATE OF NEVADA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEVADA COURT, OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it, she or he may legally and effectively do so, any objection that it, she or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any Nevada state or federal court in the county of Clark. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Service of any court paper may be affected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

8.8	In the event that it becomes necessary for any party herein to seek legal means to enforce the terms of this Agreement, the non-prevailing party will be liable for all reasonable attorneys’ fees and attorneys’ fees on appeal, including, but not limited to, deposition costs, expert witness expenses and fees and any other costs of whatever nature reasonably and necessarily incurred by the prevailing party as a necessary incident to the prosecution or defense of such action, plus court costs in all proceedings, trials and appeals.

8.9	In case any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, same shall be deemed, and it is hereby agreed that same are meant to be, several, and shall not defeat or impair the remaining provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Clean-Seas, Inc. (“Company”)		Erfan Ibrahim (“Consultant”)

By:		By:
	Dan Bates, CEO		Erfan Ibrahim, CTO
	February 1st, 2021		February 1st, 2021

Agreed to and Accepted only to the extent of the issuance of the 20,000 shares of restricted Byzen Digital, Inc. (“Parent Company”) common stock subject to the restrictions imposed by Rule 144 of the Securities Act of 1933 per month

Byzen Digital, Inc. (“Parent Company”)

By:
Dan Bates, CEO
February 1st, 2021

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